

外观设计专利证书

外观设计名称：40*精梳罗布麻细布

设计人：赵敏

专利号：ZL 02 3 38173.6

专利申请日：2002 年 8 月 20 日

专利权人：天津市百乐思科技发展有限公司

授权公告日：2003 年 5 月 14 日

第 1 页（共 1 页）

证书号 第 295968 号

本外观设计经过本局依照中华人民共和国专利法进行初步审查，决定授予专利权，颁发本证书并在专利登记簿上予以登记。专利权自授权公告之日起生效。

本专利的专利权期限为十年，自申请日起算。专利权人应当依照专利法及其实施细则规定缴纳年费。缴纳本专利年费的期限是每年 8 月 20 日前一个月内。未按照规定缴纳年费的，专利权自应当缴纳年费期满之日起终止。

专利证书记载专利权登记时的法律状况。专利权的转移、质押、无效、终止、恢复和专利权人的姓名或名称、国籍、地址变更等事项记载在专利登记簿上。

专利号

局长 王景川

Design Patent Certificate

Name of the Design: 40*refined combed Apocynum cloth
Designer: Zhao Min
Patent No.: ZL 02 3 38173.6
Claiming date: Aug 20, 2003
Patent Owner: Tianjin Balas Technological Development Co., Ltd
Authorization date: May 14, 2003

State Intellectual Property Office of P. R. C. issued this patent to Tianjin Tenet Health Technological Development Co., Ltd

Certificate Number: 295968

State Intellectual Property Office (SIPO) of P.R.C, after giving it an initial examination under Patent Law of P. R. C, decided to grant a patent for this design and issue this certificate for the design. This certificate has been registered in the patent accession book. This patent will be valid since the authorization date.

The duration of patent right for this design shall be ten years, counted from the date of filing. The patentee sha1l pay an annual fee beginning with the year in which the patent right was granted. It shall be paid within one month before August 20. The patent right shall cease where an annual fee is not paid as prescribed.

The certificate records the legal status during filing, and the patent accession books records the transfer, pledge, invalidation, cessation, restoration, and the name, nationality and address.

Signed by the President of SIPO